EXHIBIT 99.1

FOR IMMEDIATE RELEASE

TECO COAL HEDGES EXPECTED 2007 SYNTHETIC FUEL BENEFITS

TAMPA, January 8, 2007 — TECO Energy, Inc. (NYSE:TE) today reported that a subsidiary of TECO Coal has entered into oil price hedge instruments that protect the vast majority of the expected benefits from the production of synthetic fuel in 2007.

TECO Energy Chairman and CEO Sherrill Hudson said, “The recent drop in oil prices has provided an opportunity to lock in the expected benefits for our 2007 synthetic fuel production at a reasonable price. The hedge instruments that we placed virtually eliminate the uncertainty of 2007 synthetic fuel earnings and cash from oil prices that could cause a phase out of the tax credits related to the production of synthetic fuel during 2007.”

When combined with the hedges entered into in October 2006, the additional instruments protect approximately $100 million of the net cash benefits expected from the third party investors for the production of synthetic fuel over an average annual oil price range of $63 to $79 per barrel on a NYMEX basis. The oil price range between $63 and $79 per barrel is the expected phase out range for synthetic fuel benefits for 2007. The total cost of the hedges is approximately $37 million, which includes approximately $8 million for the hedges placed in October 2006.

The value of the hedge instruments may vary during the year depending on year-to-date actual oil prices plus oil price futures for the remainder of the year which will be reflected as mark-to-market adjustments in quarterly earnings from synthetic fuel production.

TECO Energy, Inc. (NYSE: TE) is an integrated energy-related holding company with regulated utility businesses, complemented by a family of unregulated businesses. Its principal subsidiary, Tampa Electric Company, is a regulated utility with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries are engaged in waterborne transportation, coal and synthetic fuel production and electric generation and distribution in Guatemala.

Note: This press release contains statements that could be deemed to be forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Factors that could impact actual results include changes in the oil price relationship between the Department of Energy’s Producer First Purchase Price and oil futures prices as reported on NYMEX, and the actual change in inflation in 2007 which affects the final value of the tax credits. Additional information is contained under “Risk Factors” in TECO Energy, Inc.’s Annual Report on Form 10-K for the period ended Dec. 31, 2005

Contact:	News Media: Laura Duda – (813) 228-1572
Investor Relations: Mark Kane – (813) 228-1772
Internet: http://www.tecoenergy.com